Exhibit 10.11

Execution Copy

COMMERCIAL INDUSTRIAL FINANCE CORP.

NON-DISCLOSURE, NON-COMPETITION, NON-HIRING, NON-SOLICITATION
AND SEVERANCE AGREEMENT

This NON-DISCLOSURE, NON-COMPETITION, NON-HIRING, NON-SOLICITATION AND SEVERANCE AGREEMENT (this “Agreement”) is made and entered into as of November 28, 2005 between Commercial Industrial Finance Corp., (together with its Affiliates, as defined below, the “Company”) and Peter Gleysteen (the “Employee”):

RECITALS

WHEREAS, the Company desires to employ the Employee, and the Employee desires to perform services for the Company in a position which will allow the Employee access to various trade secrets and confidential information belonging to the Company and which will require the Employee to perform services of a unique and special nature;

WHEREAS, the Company desires to receive from the Employee covenants: (a) not to compete with the Business (as defined below); (b) not to disclose any Confidential Information (as defined below) acquired during the course of employment with the Company; (c) not to hire or attempt to hire any employee or consultant of the Company; (d) not to solicit any employee or consultant of the Company to terminate his or her employment or consultant status, as applicable, with the Company; and (e) not to solicit any customer or supplier of the Company to terminate its relationship with the Company; and

WHEREAS, in consideration for such covenants the Company desires to provide the Employee with certain severance payments subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the Company continuing to employ the Employee and of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

1.             Definitions. The following definitions apply for the purposes of this Agreement:

(a)           Affiliate. “Affiliate” means, with respect to any specified entity, any person or entity that directly or through one or more intermediaries controls or is controlled by or is under common control with the specified entity. For purposes of this Agreement an “Affiliate” of Commercial Industrial Finance Corp. shall include any entity acquired or formed directly or indirectly or invested in by Commercial Industrial Finance Corp. or its subsidiaries.

(b)           Base Salary. “Base Salary” means the annual base salary the Company pays the Employee as wages. Base Salary shall not include any bonuses, commissions or overtime pay, but shall include any amount that the Company contributes to an employee benefit plan on behalf of the Employee pursuant to a salary reduction agreement and that is not includable in the gross income of the Employee under Sections 125, 132(f)(4), 402(g) or 457 of the Code or is not paid currently due to the Employee’s election to defer the receipt thereof under an employee benefit plan of the Company.

(c)           Board. “Board” means the Board of Directors of the Company.

(d)           Business. “Business” means the business of acting, pursuant to direct customer relationships, as a non-competitive wholesale “co-lender” and provider of other credit-related services to banks, finance companies or other lending institutions (“Loan Originators”) in respect of Middle Market Commercial Loans (as hereinafter defined), where “co-lending” entails providing additional liquidity or advice to Loan Originators in connection with the origination of such loans or the rebalancing of the Loan Originators’ asset portfolios, whether through assignment, the purchase of participations, the establishment of credit lines, pooling into securitizable portfolios, the facilitation of syndication or otherwise. “Business” specifically excludes the occasional purchase of individual assets from Loan Originators. As used herein, “Middle Market Commercial Loans” means middle market loans under loan facilities that are not of sufficient size, based on market standards in effect as of the date hereof, to be broadly syndicated and actively traded in the U.S. domestic credit markets

(e)           Cause. “Cause” means (i) the Employee shall have been indicted for any felony or criminally charged with (or indicted for, if applicable) a crime, in each case, that involves dishonesty or moral turpitude, (ii) the Employee shall have breached in any material respect this Agreement and, in the case of any such breach which is capable of being cured, such breach shall not have been cured within 30 days after receipt of written notice from the Company detailing such breach or (iii) the Employee disregards or refuses to perform his or her duties to the Company and such disregard or refusal to perform continues for a period of 30 days after receipt of written notice from the Company regarding such disregard or refusal to perform (other than due to Disability or temporary disability which, in the reasonable judgment of the Board, causes the Employee to be incapable of devoting such time and energy).

(f)            Client. “Client” means at any particular time, any Person who is at such time a client of the Company, including loan originators, CLOs or other investment vehicles for which the Company has served as manager, and investors in such CLOs or other investment vehicles, and (i) any Persons which are known to the Employee to be Affiliates of such Client or (ii) any Persons who are members of the immediate family of such Client or any of its Affiliates.

(g)           CLO. “CLO” shall mean any collateralized loan obligation fund.

(h)           Code. “Code” means the Internal Revenue Code of 1986, as amended.

(i)            Confidential Information. “Confidential Information” means any and all knowledge, information, data, methods or plans (other than Trade Secrets) which are now or at any time in the future developed, used or employed by the Company which are treated as confidential by the Company and not generally known to the public, and which relate to the business or financial affairs of the Company, including but not limited to financial statements and information, marketing strategies, business development plans, product or process enhancement plans, and any compensation arrangements with the Company including salary, bonus, options or restricted stock granted and severance arrangements.

(j)            Disability. “Disability” means a permanent disability within the meaning of Section 22(e)(3) of the Code.

(k)           ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended at any relevant time.

(l)            Involuntary Termination. “Involuntary Termination” means the (i) termination by the Company of the Employee’s employment, other than by reason of Cause or (ii) termination of the Employee’s employment with the Company as a result of the Employee’s death or Disability.

(m)          Person. “Person” means any individual, partnership (limited or general), corporation, limited liability company, limited liability partnership, association, trust, joint venture, unincorporated organization or any similar entity.

(n)           Potential Client. “Potential Client” shall mean, at any particular time, any Person to whom the Company, through any of their officers, employees, agents or consultants (or persons acting in any similar capacity), has, within two years prior to such time, offered (by means of a personal meeting, telephone call, email, letter or other written proposal specifically directed to the particular Person) to provide services, but who is not at such time a Client of the Company.

(o)           Proprietary Information. “Proprietary Information” means collectively the Confidential Information and Trade Secrets; provided, however, that Proprietary Information does not include any information that (A) is already known to the Employee at the time it is disclosed to the Employee by the Company; or (B) before being divulged by the Employee (1) has become generally known to the public through no wrongful act by the Employee or (2) has been approved for release to the general public by a written authorization of the Company.

(p)           Trade Secrets. “Trade Secret” means information, including but not limited to, technical and nontechnical data, formulas, patterns, designs, compilations, computer programs and software, devices, inventions, methods, techniques, drawings, processes, financial plans, product plans, and lists of actual or potential customers, suppliers, research, development, existing and future products and services and employees of the Company, which (A) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (B) is the subject of the Company’s efforts to maintain secrecy.

(q)           Treasury Regulations. “Treasury Regulations” means the Treasury regulations, including temporary regulations, promulgated under the Code.

2.             Acknowledgements. The Company is engaged in the Business. The Employee acknowledges that the services rendered to the Company by the Employee have been or will be of a special and unusual character which have a unique value to the Company and that the Employee has had or will have access to Proprietary Information belonging to the Company, the loss of which cannot adequately be compensated by damages in an action at law. The Employee further acknowledges that the Business is highly specialized, the identity and particular needs of the Company’s Clients and Potential Clients may not generally be known, and the documents and information regarding the Company’s Clients and Potential Clients, services, methods of operation, investments, negotiations, and management are highly confidential and constitute trade secrets.

3.             Non-Competition Covenant. Unless otherwise consented to in writing by the Company, the Employee agrees that during the course of the Employee’s Active Involvement with the Company and for a period of one (1) year from the date of the termination of the Employee’s Active Involvement with the Company for any reason whatsoever, the Employee will not, without the prior express written approval of the Board, directly or indirectly, accept any employment or engage in any business, trade or other enterprise substantially similar to, or directly or indirectly in competition with, the Business of the Company or permit his or her name, reputation or affiliations to be used in connection with any such Business.

4.             Confidentiality

(a)           Ownership and Use of Proprietary Information. All Proprietary Information and all materials containing it, received or developed by the Employee during the term of his or her employment by the Company are confidential to the Company, and will remain the Company’s property exclusively. The Employee will assign, and hereby does assign, any right, title or interest the Employee may have in all Proprietary Information to the Company, and will take all reasonable actions requested by the Company to perfect the Company’s right, title and interest in such Proprietary Information. Except as the Employee determines in good faith is advisable or necessary to perform the Employee’s duties for the Company, the Employee will hold all Proprietary Information in strict confidence, and will not use, reproduce, disclose or otherwise distribute Proprietary Information, or any materials containing it, and will take those actions reasonably necessary to protect any Proprietary Information. Notwithstanding any other provision of this Agreement, the Employee hereby assigns to the Company any right, title and interest he may have in connection with any work conducted or services provided to Five Mile Capital Partners, LLC, and will take all reasonable actions requested by the Company to perfect the Company’s right, title and interest in such work or services.

(b)           Requirement to Disclose. In the event the Employee is required by any court or legislative or administrative body (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation demand or similar process) to disclose any Proprietary Information, the Employee shall provide the Company with prompt notice of such requirement in order to afford the Company an opportunity to seek an appropriate protective order. However, if the Company is unable to obtain or does not seek such protective order and the Employee is, in the opinion of his or her counsel, compelled to disclose such Proprietary Information under pain of liability for contempt or other censure or penalty, disclosure of such information may be made without liability.

5.             Non-Solicitation and Non-Hiring. During the term of the Employee’s employment with the Company and for a period of two years after the Employee’s termination with the Company for any reason whatsoever, the Employee shall not, either on his or her own account or for any other Person, (a) solicit for employment, employ or attempt to employ any employee of the Company or any person who was employed by the Company at any time within one year prior to the time of the act of solicitation, hiring, or attempted hiring, or assist in such solicitation, hiring or attempted hiring by any Person, (b) in any way cause, influence, induce, encourage or attempt to persuade any employee of the Company or any person who was employed by the Company at any time within one year prior to the time of such act to terminate his employment relationship with the Company or any other Person or (c) in any way, cause, influence, induce, encourage or attempt to persuade any Client, Potential Client, or any person who was a Client at any time within two years prior to the time of such act to terminate or diminish its relationship or violate any agreement with any of them.

6.             Remedies. In addition to other legal or equitable remedies available to it (including but not limited to damages, royalties and penalties pursuant to applicable law), the Company shall be entitled without the posting of a bond to the remedies of injunction and/or specific performance, if available, to prevent a breach or contemplated breach by the Employee of any provision of this Agreement. All of the Company’s remedies for breach of this Agreement shall be cumulative and the pursuit of one remedy shall not be deemed to exclude any other remedies.

7.             Severance Payments. In the event of an Involuntary Termination, and after the timely signing by the Employee or his estate of a release of all claims against the Company and its Affiliates that is in form and substance satisfactory to the Company, the Company shall provide to the Employee or his estate a severance benefit (subject to applicable withholding requirements) equal to:

(a)           an aggregate amount, payable in twenty-four (24) equal monthly installments, subject to applicable withholdings, equal to the sum of (i) an amount equal to twenty-four (24) months’ Base Salary (at such Employee’s then effective Base Salary) plus (ii) an amount equal to the average bonus paid to the Employee for the three year period prior to date of such Involuntary Termination; and

(b)           all of the Employee’s accrued but unpaid vacation, sick and personal days to the extent that Company policy provides for payment of such accrued but unpaid amounts.

provided, however, that in the event of a breach by the Employee of any provision of Section 2, 3, or 5 hereof that, in the case of any such breach that is capable of being cured, is not cured within 30 days after receipt of written notice from the Company, the Employee or his estate, as applicable, shall have no right to receive any form of compensation, remuneration, payment under any note issued by the Company in respect of any equity repurchase, severance or other benefit hereunder, except that the Employee or his estate shall be entitled (subject to applicable withholding requirements) to receive any unpaid Base Salary earned up through the date of the Employee’s termination of employment, subject to applicable withholdings, and all accrued but unpaid vacation, sick and personal days to the extent that the Company’s policy provides for payment of such accrued and unpaid amounts; and provided, further, however, that in the event the Employee obtains alternative employment while receiving severance payments hereunder, the Employee will promptly notify the Company of such alternative employment and the Company will have no further obligation to pay, and the Employee will have no further right to receive, any severance payments hereunder from and after the date the Employee commenced such alternative employment.

8.             Voluntary Termination and Termination for Cause. In the event of (i) a termination of the Employee’s employment by the Employee (other than by reason of the death or Disability of the Employee) or (ii) a termination of the Employee’s employment by the Company for Cause, the Company shall provide to the Employee:

(a)           the Employee’s Base Salary which the Employee earned up until the date of his termination, subject to applicable withholdings; and

(b)           all of the Employee’s accrued but unpaid vacation, sick and personal days to the extent that the Company’s policy provides for payment of such accrued but unpaid amounts.

9.             Unfunded Plan. No Employee nor any other person shall, by reason of this Agreement, acquire any right in or title to any assets, funds or property of the Company. The Company shall not be required to set aside any specific funds, assets or property in anticipation of any liability under this Agreement. The Employee shall have only a contractual right to any benefits, if any, payable under this Agreement, unsecured by the assets of the Company. Nothing contained in this Agreement shall constitute a guaranty that the assets of such Company shall be sufficient to pay any benefits to any person.

10.           No Separate Rights. The execution or any amendment of this Agreement or any payment thereunder does not give any person a non-statutory legal or equitable right against the Company or any of the Company’s officers, agents, or other persons employed by the Company. This Agreement does not modify the terms of the Employee’s employment, confer upon the Employee a right to continue in the employment of the Company or affect any right of the Company to terminate the employment of such Employee at any time for any reason.

11.           Reasonableness of Restrictions. The Employee has carefully read and considered the provisions hereof and, having done so, agrees that the restrictions set forth in Paragraphs 3, 4 and 5 hereof (including, but not limited to, the time periods of restrictions in each of such paragraphs) are fair and reasonable and are reasonably required for the protection of the interests of the Company and any of its Affiliates in the Business.

12.           Separate Covenants. This Agreement shall be deemed to consist of a series of separate covenants. Should a determination be made by a court of competent jurisdiction that the character, duration, or geographical scope of any provision of this Agreement is unreasonable in light of the circumstances as they then exist, then it is the intention and the agreement of the

Company and the Employee that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the conduct of the Employee which are reasonable in light of the circumstances as they then exist and as are necessary to assure the Company of the intended benefit of this Agreement. If, in any judicial proceedings, a court shall refuse to enforce all of the separate covenants deemed included herein because, taken together, they are more extensive than necessary to assure the Company of the intended benefit of this Agreement, then it is expressly understood and agreed by the Company and the Employee that those of such covenants which, if eliminated, would permit the remaining separate covenants to be enforced in such proceeding, shall, for the purpose of such proceeding, be deemed eliminated from the provisions hereof. In the event of a violation by the Employee, the term of each such covenant so violated shall be automatically extended for a period equal to the period of time during which the Employee continues to be in violation of such covenant.

13.           Successors and Assigns. The Agreement shall inure to the benefit of and be binding upon the Company and any successor of the Company by reorganization, merger, consolidation or liquidation and any assignee of all or substantially all of the business or assets of the Company.

14.           Non-Alienation of Benefits. No assignment by the Employee of any rights or benefits arising under the Agreement is permitted or recognized. Any purported assignment of any rights or benefits by the Employee will be void. The Company is not liable for or subject to the debts, contracts, liabilities, or torts of any person entitled to benefits under this Agreement.

15.           Governing Law This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed and interpreted by and construed in accordance with the laws of The State of New York, except to the extent that those laws are superseded by the laws of the United States of America.

16.           Construction. One gender includes the other, and the singular and plural include each other when the meaning would be appropriate. This Agreement’s headings and subheadings have been inserted for convenience of reference only and shall be ignored in any construction of the provisions. If a provision of this Agreement is illegal or invalid, that illegality or invalidity does not affect other provisions. This Agreement shall be construed according to the applicable provisions of the Code, Treasury Regulations, and ERISA in a manner that assures that the Agreement provides the benefits and tax consequences intended for Employees. Any terms defined in the Code, Treasury Regulations or ERISA that are not defined herein are incorporated in this Agreement by reference.

17.           Entire Agreement. This Agreement contains the entire agreement and understanding by and between the Company and the Employee with respect to the covenants contained herein, and no representations, promises, agreements, or understandings, written or oral, not herein contained shall be of any force or effect. No change or modification hereof shall be valid or binding unless the same is in writing. No valid waiver of any provision of this Agreement at any time shall be deemed a waiver of such provision at any other time.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth above. THIS EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THE AGREEMENT.

EMPLOYEE:	Peter Gleysteen

ADDRESS:	1 Bay Ave., Larchmont NY 10538

SIGNATURE:	/s/ Peter Gleysteen

ACCEPTED BY:

COMMERCIAL INDUSTRIAL FINANCE CORP.

		By:	/s/ Peter Gleysteen
			Name:	Peter Gleysteen
			Title:	Chief Executive Officer

Gleysteen Non-Disclosure Agreement Signature Page

COMMERCIAL INDUSTRIAL FINANCE CORP.

NON-DISCLOSURE, NON-COMPETITION, NON-HIRING, NON-SOLICITATION
AND SEVERANCE AGREEMENT

FIRST AMENDMENT

WHEREAS, Commercial Industrial Finance Corp. (the “Company”) and you (as set forth below, the “Employee”) are parties to that certain Non-Disclosure, Non-Competition, Non-Hiring, Non-Solicitation and Severance Agreement, dated as of November 28, 2005 (the “Agreement”);

WHEREAS, the Company and the Employee desire to amend the Agreement, as provided in this First Amendment to the Agreement;

NOW THEREFORE, for and in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows, effective as of the date hereof:

1.             Section 7 of the Agreement is hereby amended by inserting the following language at the end thereof:

“Notwithstanding anything contained in this Section 7 to the contrary, (i) the first payment of any amounts payable to the Employee under Section 7(a) will be paid to the Employee or his estate on the first payroll date that occurs on or following the sixtieth (60th) day after Employee’s Involuntary Termination, and will include a catch-up of any missed monthly installment payments that would have otherwise been made prior to such date had Employee executed the release of all claims against the Company and its Affiliates referred to above in this Section 7 on the date of his Involuntary Termination, (ii) the payment of any amounts under Section 7(a) shall be subject to (A) the Employee or his estate (as applicable) delivering to the Company the release of all claims against the Company and its Affiliates referred to above in this Section 7 (the form of which shall be provided to the Employee or his estate within seven (7) days following the Employee’s Involuntary Termination) and (B) such release having become effective and irrevocable by the Employee under its terms and all applicable law prior to the sixtieth (60th) day following his Involuntary Termination, and (iii) the Employee’s commencement of alternative employment shall not affect his right to receive any installment payments that are missed merely by reason of the sixty-day delay in payment provided for in clause (i) above.”

2.             New Section 18 is hereby added to the Agreement, as follows:

“18.         Code Section 409A. Although the Company does not guarantee the tax treatment of any payments under this Agreement, the intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from,

Section 409A of the Code (together, with the Treasury regulations and other authorities issues thereunder, “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on the Employee by Code Section 409A or any damages for failing to comply with Code Section 409A. Notwithstanding anything in this Agreement to the contrary, to the extent any payments or benefits are subject to Code Section 409A, (i) a termination of employment (including, without limitation, an Involuntary Termination) shall not be deemed to have occurred for purposes of Section 7 of this Agreement unless such termination is also a “separation from service” within the meaning of Code Section 409A, (ii) if the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(b) of the Code (as determined by the Company), any payment under Section 7(a) of this Agreement otherwise due to the Employee during the first six (6) months following the Employee’s termination of employment that is not exempt from Section 409A as separation pay or as a short-term deferral will be held and paid to the Employee or his estate on the earlier of (A) the first business day following the expiration of such six- month period, and (B) the Employee’s death, and (iii) the Employee’s commencement of alternative employment shall not affect his right to receive any installment payments that are missed merely by reason of the six-month delay in payment provided for in clause (ii) above. Each installment payment under Section 7(a) of this Agreement shall be deemed a “separate payment” and not one of a series of payments for purposes of Code Section 409A.”

IN WITNESS WHEREOF, this First Amendment to the Agreement has been executed as of this 8th day of April, 2011. THE EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS FIRST AMENDMENT TO THE AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS FIRST AMENDMENT TO THE AGREEMENT.

EMPLOYEE:	/s/ Peter Gleysteen

ADDRESS:

SIGNATURE:

ACCEPTED BY:	COMMERCIAL INDUSTRIAL FINANCE CORP.

	By:	/s/ Peter Gleysteen
Name:
Title: